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Genasense® Chemotherapy Program Yields High Response Rate in Patients
with Stage 4 Melanoma

Related Clinical Study Shows Potential Utility of Short-Course High-Dose Therapy

BERKELEY HEIGHTS, NJ – May 30, 2008 – Genta Incorporated (OTCBB: GNTA) announced preliminary results that have shown a high objective response rate in a pilot study that incorporates the Company’s lead oncology product, Genasense® (oblimersen sodium) Injection, in a chemotherapy program for patients with advanced melanoma. In this study, Genasense was used to potentially enhance the clinical activity of temozolomide (Temodar®; Schering Plough, Inc.), the most commonly used anticancer drug for melanoma, combined with Abraxane® (paclitaxel protein-bound particles for injectable suspension; Abraxis Bioscience, Inc.). The data will be featured in a presentation at the annual meeting of the American Society of Clinical Oncology (ASCO) in Chicago on June 1, 2008.

All 14 of the first cohort of patients accrued to this study had non-resectable stage 4 melanoma. None had previously received chemotherapy, and their baseline LDH did not exceed 1.1 times the upper limit of normal. (LDH is a tumor-derived blood marker that was shown to affect the response to Genasense plus chemotherapy in a recent randomized trial.) To date, 6 patients (43%) have achieved major objective responses: one with complete response (CR) after 6 cycles of treatment, and 5 with at least a partial response after only one treatment cycle. Three additional patients have maintained stable disease (SD) after at least three treatment cycles, for an overall clinical benefit response (CR+PR+SD) of 64%.

Laboratory studies showed that Genasense did not alter the expected pharmacokinetics of paclitaxel, and that clinical response was associated with alterations in Bcl-2, a protein that is the molecular target of Genasense. No dose-limiting toxicity was observed. The most commonly observed side-effects were similar to those encountered with the chemotherapy drugs used alone, including leukopenia, thrombocytopenia, and hair loss.

In a related study accepted for publication at ASCO, a Phase 1 study showed that Genasense could be safely administered on a twice-weekly basis for 3 consecutive weeks at a dose of 900 mg/m2 infused intravenously (IV) over two hours. An amendment to the above pilot trial in melanoma is planned that will incorporate this more convenient treatment schedule.

“While preliminary, we believe these initial data are very promising,” said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “Temozolomide is the active metabolite of dacarbazine (DTIC), which is the chemotherapy drug used in our ongoing Phase 3 AGENDA trial in patients with melanoma and low-normal LDH. We also plan that melanoma will be a target for our development program with tesetaxel, the Company’s novel orally absorbed taxane, thus potentially affording patients a highly convenient treatment program for this intractable disease.”

About AGENDA

AGENDA is a Phase 3, randomized, double-blind, placebo-controlled trial that is intended to support global registration of Genasense for patients with advanced melanoma. The study is designed to confirm certain safety and efficacy results from Genta’s prior randomized trial of Genasense combined with dacarbazine (DTIC) in patients identified by a biomarker who have not previously received chemotherapy. The co-primary endpoints of AGENDA are progression-free survival and overall survival.

About Melanoma

Malignant melanoma is the most deadly form of skin cancer. The incidence of this disease is increasing by approximately 4% annually in the US. In 2004, the American Cancer Society estimates more than 55,000 cases of malignant melanoma will have been diagnosed. Melanoma is the number one cause of cancer death in women aged 25 to 29. More information about melanoma can be accessed at the Melanoma Research Foundation: http://www.melanoma.org. The EADO is an international cooperative group dedicated to promote, coordinate and improve clinical and laboratory research activities in skin cancer. Further information about the EADO can be viewed at: http://www.eado.org/.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drug as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

SAFE HARBOR

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•

the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy if it is unsuccessful in obtaining such financing;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

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Genta Investor Relations

info@genta.com